OFFER TO PURCHASE FOR CASH
ALL SHARES INCLUDING
AMERICAN DEPOSITARY SHARES REPRESENTING SHARES
AND OPTIONS OF
INSTRUMENTARIUM CORPORATION
AT €40.00 PER SHARE OR AMERICAN DEPOSITARY SHARE
BY
GENERAL ELECTRIC FINLAND OY
A WHOLLY OWNED SUBSIDIARY OF
GENERAL ELECTRIC COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M.
(NEW YORK CITY TIME), 5:00 P.M. (HELSINKI TIME), ON FRIDAY, APRIL 11, 2003,
UNLESS THE OFFER IS EXTENDED OR DISCONTINUED.

        January 14, 2003

To Our Clients:

        Enclosed for your consideration are the Tender Offer Document dated January 14, 2003 (the "Tender Offer Document") and the related Letter of Transmittal in connection with the offer by General Electric Finland Oy, a company organized under the laws of Finland (the "Purchaser") and a wholly owned subsidiary of General Electric Company, a New York corporation ("GE"), to purchase all of the outstanding shares (the "Shares"), including all of the American Depositary Shares ("ADSs") each representing one Share and evidenced by American Depositary Receipts ("ADRs"), of Instrumentarium Corporation, a company organized under the laws of Finland ("Instrumentarium"), for €40.00 in cash per Share or ADS (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"). The offer is also made for Company Options, as defined in the Tender Offer Document. The Shares and the ADSs are referred to collectively as the "Company Shares". The Offer is subject to the terms and conditions set forth in the Tender Offer Document and in the enclosed Letter of Transmittal (which together constitute the "Offer"). WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF ADSs HELD FOR YOUR ACCOUNT. A TENDER OF SUCH ADSs CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER ADSs HELD BY US FOR YOUR ACCOUNT.

        We request instructions as to whether you wish to have us tender on your behalf the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Please note the following:

          1.    The Offer Price is €40.00 per Share or ADSs in cash, without interest. The Offer Price will be converted into U.S. dollars two days before payment is made for any ADSs and paid to tendering holders of ADSs in U.S. dollars.

          2.    The Offer is being made for all Shares, ADSs and Company Options. Shareholders and Optionholders cannot tender through the U.S. Tender Agent, or use the enclosed Letter of Transmittal or Notice of Guaranteed Delivery.

          3.    The Board of Directors of Instrumentarium (a) considers the terms of the Offer to be in the best interests of the shareholders, (b) has approved the Offer and (c) recommends that the shareholders tender their Company Shares pursuant to the Offer.

          4.    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M. (NEW YORK CITY TIME), 5:00 P.M. (HELSINKI TIME), ON FRIDAY, APRIL 11, 2003, UNLESS THE OFFER IS EXTENDED OR DISCONTINUED.

          5.    The Offer is conditioned upon, among other things, the Purchaser having received valid acceptances (not properly withdrawn) in respect of not less than eighty percent (80%) of the Company Shares; however, the Purchaser may lower the percentage required to meet this condition to, but not less than, two-thirds of the total number of Company Shares outstanding as of the expiration of the Offer plus one Company Share. See Section 2.3 ("Conditions to Completion of the Tender Offer") in the Tender Offer Document.

          6.    Tendering holders of ADSs whose ADSs are registered in their own name and who tender directly to The Bank of New York (the "U.S. Tender Agent"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of ADSs by Purchaser pursuant to the Offer.

          7.    Tendering holders of ADSs who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax and 30% of any reportable payments to such tendering holder of ADSs or other payee may be withheld pursuant to the Offer.

          8.    Notwithstanding any other provision of the Offer, payment for ADSs accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the U.S. Tender Agent of either (a) (1) a properly completed and duly executed Letter of Transmittal and all other required documents and (2) ADR certificates evidencing such tendered ADSs or (b) an agent's message confirming the transfer of such tendered ADSs into the U.S. Tender Agent account on the book-entry system.

        UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED ADSs BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        The Offer is made solely by the Tender Offer Document and related Letter of Transmittal and is being made to all holders of Company Shares and Company Options. The Letter of Transmittal may only be used to tender ADSs. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares and Company Options in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The Offer is not being made, directly or indirectly, in or into, or by use of the mails or other means of instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada or Japan and will not be capable of acceptance by such use, means, instrumentality or facilities or from Canada or Japan. Accordingly, neither the Offer Document nor the Letter of Transmittal (or any related offering documentations) is being mailed or otherwise distributed or sent in or into Canada or Japan.

        The Tender Offer Document is not being distributed or sent into or from Canada or Japan. Persons reading the Tender Offer Document (including, without limitation, custodians, nominees and trustees) must not distribute or send the Tender Offer Document or the Letter of Transmittal (or any related offering documentation) in, into or from Canada or Japan or use Canadian or Japanese mails for any purpose, directly or indirectly, in connection with the Offer and doing so may invalidate any purported acceptance of the Offer.

        If you wish to have us tender your ADSs, please so instruct us by completing, executing and returning to us the instruction form set forth on the opposite side of this letter. An envelope in which to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL AMERICAN DEPOSITARY SHARES REPRESENTING SHARES
OF
INSTRUMENTARIUM CORPORATION

        The undersigned acknowledge(s) receipt of your letter and the enclosed Tender Offer Document, dated January 14, 2003 (the "Tender Offer Document"), and the Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by General Electric Finland Oy, a company organized under the laws of Finland (the "Purchaser") and a wholly owned subsidiary of General Electric Company, a New York corporation ("GE"), to purchase all of the outstanding shares, (the "Shares"), including American Depositary Shares ("ADSs") each representing one Share and evidenced by American Depositary Receipts ("ADRs"), of Instrumentarium Corporation, a public company incorporated under the laws of Finland ("Instrumentarium"), for €40.00 in cash per Share or ADS (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Tender Offer Document and the Letter of Transmittal. The Offer is also made for Company Options, as defined in the Tender Offer Document.

        This will instruct you to tender all ADSs that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Tender Offer Document.

Account Number:
Number of ADSs held:
Dated:	, 2003
SIGN HERE

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